Exhibit 7.1

RBSM LLP
NEW YORK, NEW YORK

November 18, 2015

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Dear Sirs/Madams

We have been furnished with a copy of the response to Item 4.02 of Form 8-K for the event that occurred on November 13, 2015, to be filed by our client, Xtreme Green Electric Vehicles, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ RBSM LLP